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                                                                       Exhibit 2


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Comptroller of the Currency
Administrator of National Banks
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Washington, D.C.  20219


                                   CERTIFICATE


I, John D. Hawke, Jr. Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Bankers Trust Company of California, National Association," Los Angeles, California, (Charter No. 18608) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

                           IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this 26th day of January 2000.


[SEAL]                     /s/ John D. Hawke, Jr.
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                           Comptroller of the Currency